Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-272120) pertaining to the Noodles & Company 2023 Stock Incentive Plan,

(2)Registration Statement (Form S-8 No. 333-189877) pertaining to the Noodles & Company Employee Stock Purchase Plan,

(3)Registration Statement (Form S-8 No. 333-189878) pertaining to the Noodles & Company Amended and Restated 2010 Stock Incentive Plan, and

(4)Registration Statements (Form S-3 No. 333-217760 and No. 333-225238) of Noodles & Company;

of our reports dated March 7, 2024, with respect to the consolidated financial statements of Noodles & Company and the effectiveness of internal control over financial reporting of Noodles & Company included in this Annual Report (Form 10-K) of Noodles & Company for the year ended January 2, 2024.

/s/ Ernst & Young LLP

Denver, Colorado
March 7, 2024